Exhibit 99.1

Press Release New York

SOTHEBY’S ANNOUNCES 2010 SECOND QUARTER
AND FIRST HALF RESULTS

•          Second Quarter Revenues Increase 68% to $281.4 million

•          Second Quarter Net Income Increases Six-Fold to $86.2 million

•          First Half Revenues Increase 73% to $383.3 million

•          First Half Net Income Increases $106.4 million to $84.1 million

August 5, 2010, New York -- Sotheby’s (NYSE: BID) today announced results for the second quarter and first half ended June 30, 2010.

For the three and six months ended June 30, 2010, auction and related revenues improved $118.8 million, or 79%, and $168.4 million, or 86%, when compared to the same periods in the prior year, almost entirely due to an increase in auction commission revenues stemming from strong sales around the world during the period. Total aggregate auction sales were $1.6 billion in the second quarter and $2.2 billion in the first half, an increase of 110% and 116%, respectively. Most notably, combined sales of Impressionist and Contemporary Art increased $428 million, or 154%, and $684 million, or 188%, in the second quarter and first half of the year, respectively. Partially offsetting the increase in auction commission revenues is a decline in auction commission margin from 21.3% to 18.7% in the second quarter and from 20.8% to 18.3% in the first half, attributable to the change in sales mix towards higher valued items in both periods. Over $1 million, the buyer’s premium rate decreases from 20% to 12%.

Despite the significant increase in auction sales and revenues, operating expenses were well controlled with the increase over the prior year principally due to increased accrued incentive compensation expense as a result of the significant improvement in profitability. Net income for the second quarter was $86.2 million, or $1.26 per diluted share and $84.1 million, or $1.22 per diluted share for the first half (compared to net income of $12.2 million, or $0.18 per share in the second quarter of 2009 and net loss of ($22.3) million, or ($0.34) per share in the first half of 2009). First half net income is the second highest in Company history.

“These are excellent results and are indicative of the improving art market we have been experiencing since last autumn,” said Bill Ruprecht, President and Chief Executive of Sotheby’s. “They reflect strong revenues coupled with discipline on the expense side and we will continue to focus on both going forward.

“As we put our autumn sales together, our goal, as ever, is to find the right balance in presenting great works, fresh to the market and attractively estimated, particularly as the global economy remains uncertain,” Mr. Ruprecht continued. “We are encouraged by the level and quality of our consignments we have gathered thus far for our sales worldwide.”

Second and Third Quarter Sales
Sotheby’s sales in London in late June brought $273.7 million, 107% higher than last year’s total of $132.0 million. The Impressionist and Modern Art sales brought $193.6 million and included sales of three works over $15 million, among them André Derain’s Arbres à Collioure for $24.0 million and Henri Matisse’s Odalisques Jouant aux Dames for $17.4 million. The Contemporary Art sales totaled $80.1 million and were highlighted by the sale of Yves Klein’s work, RE 49, Relief Eponge Bleu which sold for $9.3 million.

Sotheby’s July London Old Masters and British sales led the market and brought $94.5 million, above the pre-sale estimate of $64/$93 million and 31% above the prior year total of $72.4 million. The highlight of the sales was J.M.W. Turner’s Modern Rome – Campo Vaccino which sold for $44.9 million, a record for the artist at auction and above the pre-sale high estimate of $27 million. The painting was acquired by Hazlitt, Gooden & Fox, London Dealers, who bid for the work on behalf of The J. Paul Getty Museum in Los Angeles, California.

Upcoming Sales
Sotheby’s Hong Kong Autumn Sales will be held from October 2nd to 8th and will offer over 3,000 lots of Modern and Contemporary Chinese and Asian art, traditional Chinese paintings,

fine Chinese ceramics and works of art as well as jewelry, watches and wine with a total estimate in excess of $200 million. Of particular note, the Chinese Ceramics and Works of Art Sale encompasses five important single-owner collections of exceptional provenance and a various-owner sale and will be the largest ever in terms of value (est. in excess of $100 million).

On September 25th in New York, Sotheby’s will be offering selected works from the Neuberger Berman and Lehman Brothers Corporate Art Collections. After Lehman’s acquisition of Neuberger Berman in 2003, Lehman expanded its commitment to collecting fine art and embraced the vision of Roy Neuberger, who made contemporary art an integral part of the workplace for decades. Among the 400 works to be auctioned are examples of early material by many of the leading artists of the late 20th century – Damien Hirst, Gerhard Richter, Felix Gonzalez-Torres, Richard Prince, John Currin and Takashi Murakami. The auction has a combined pre-sale estimate in excess of $10 million.

Also in New York, Sotheby’s will be offering The Culbertson Guidon from The Battle of The Little Bighorn on June 25, 1876, also known as Custer’s Last Stand. No survivors remained among those who fought under Custer’s direct command and few physical artifacts of the battle were left on the field but a cavalry guidon, or swallow-tail flag, was hidden under the body of a dead trooper and discovered three days after the battle. Since 1895, this fragile silk flag has been preserved at the Detroit Institute of Arts which is selling it for proceeds for future art purchases. The guidon has a pre-sale estimate of $2/5 million and will be sold on October 15th.

Property from England’s most magnificent stately home, the home of the Duke and Duchess of Devonshire, Chatsworth House in Derbyshire, will be sold on site from October 5th to 7th. Together, the over 1,400 lots from Chatsworth: The Attic Sale allow for a journey from the 16th century to the present day, bringing to life both the places and the people that have defined this extraordinary family through the generations. Coming from the great houses of Chatsworth, Chiswick House, Bolton Abbey, Compton Place, Devonshire House, Hardwick Hall, Holker Hall and Lismore Castle, the sale has a pre-sale estimate in excess of $4 million.

On October 27th, RM auctions in association with Sotheby’s will offer the world’s most famous car; the 1964 Aston Martin DB5 James Bond movie car in the Automobiles of London auction taking place in Battersea, London (est. in excess of $5 million). The car, which comes to the market for the first time in its history, is one of only two, and the sole remaining, of the original ‘007’ DB5s which were driven by Sean Connery in the Goldfinger and Thunderball movies.

On November 30th in London, we will offer twenty pieces from the legendary “Jewels of the Duchess of Windsor” sale held at Sotheby’s in 1987. The offering comprises exquisite examples of the genius of Cartier in collaboration with the Windsors as well as pieces whose inscriptions tell the story of one of the greatest love stories of the 20th century. The pieces have a combined pre-sale estimate of approximately $4.5 million.

Contacts:
Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Thursday, August 5, 2010, at 4:45 PM EDT. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 91052941.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended

	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenues:
Auction and related revenues	$269,801	$151,007	$365,428	$196,985
Finance revenues	2,023	2,245	4,636	4,664
Dealer revenues	8,337	13,055	10,857	17,801
License fee revenues	1,129	770	1,834	1,549
Other revenues	120	244	534	750

Total revenues	281,410	167,321	383,289	221,749

Expenses:
Direct costs of services	21,159	14,509	28,030	23,669
Dealer cost of sales	6,527	11,840	8,315	20,506
Marketing expenses	3,251	3,054	6,216	5,967
Salaries and related costs	74,321	49,356	120,939	97,316
General and administrative expenses	32,376	30,372	63,619	60,804
Depreciation and amortization expense	4,081	5,087	8,452	10,459
Restructuring charges (net)	(21)	4,803	98	10,519

Total expenses	141,694	119,021	235,669	229,240

Operating income (loss)	139,716	48,300	147,620	(7,491)

Interest income	385	1,551	738	3,151
Interest expense	(11,717)	(11,431)	(23,336)	(22,585)
Extinguishment of debt	—	—	—	1,039
Write-off of credit facility amendment fees	—	(1,261)	—	(1,261)
Other expense	(933)	(1,446)	(872)	(3,833)

Income (loss) before taxes	127,451	35,713	124,150	(30,980)
Equity in earnings of investees, net of taxes	36	242	244	91
Income tax expense (benefit)	41,248	23,774	40,332	(8,578)

Net income (loss)	$86,239	$12,181	$84,062	$(22,311)

Basic earnings (loss) per share - Sotheby’s common shareholders	$1.27	$0.18	$1.24	$(0.34)

Diluted earnings (loss) per share - Sotheby’s common shareholders	$1.26	$0.18	$1.22	$(0.34)

Weighted average basic shares outstanding	66,337	65,207	66,167	65,079

Weighted average diluted shares outstanding	67,041	65,347	66,972	65,079

Cash dividends paid per common share	$0.05	$0.05	$0.10	$0.20